Exhibit 10.16

DONNELLEY FINANCIAL SOLUTIONS, INC.
PERFORMANCE RESTRICTED STOCK AWARD

(2016 PIP)

This Restricted Stock Award (“Award”) is granted as of XXXX (the “Grant Date”) by Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”), to XXXXXX (“Grantee”).

1.Grant of Award.  This Award is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company. The Company hereby grants to Grantee [XXXXX]1 restricted shares (the “Shares”) (with [YYYYY] number of shares considered to represent target achievement of the Performance Condition (as defined below)), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2016 Performance Incentive Plan (the “2016 PIP”) and reflects the right to receive [XXXXX] Shares of the Company subject to the maximum achievement of Performance Conditions set forth in this Award.  Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.  The Shares will be held for you by Computershare, the Company’s transfer agent, until the Performance Vesting Date (as defined below).

2.Vesting.

(a)The number of Shares subject to the Award that are earned and eligible for vesting shall be determined as set forth below in Section 4(a), according to the attainment of the performance condition or conditions as established by the Committee and set forth on Exhibit A hereto (each, a “Performance Condition”) for the applicable performance period (the “Performance Period”) as established by the Committee and set forth on Exhibit A. The Committee shall determine and certify the attainment of each Performance Condition after the applicable Performance Period.

(b)This Award is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is intended to comply the requirements thereof to the extent Grantee is a “covered person” within the meaning of Section 162(m).

(c)Notwithstanding anything provided in the 2016 PIP or any other agreement with Grantee to the contrary, on the date of a Change in Control, the Committee shall measure the attainment of each Performance Condition as of the end of the Company’s last fiscal quarter ending immediately prior to the fiscal quarter in which the Change in Control takes place and determine the number of Shares payable as of the date of such Change in Control.  Such Shares shall continue to remain subject to time-based vesting until the end of the Performance Period; provided, however, that if on or within three months prior to or two years after the date of such Change in Control, Grantee’s employment is

[1]	Note: Since these are restricted stock awards, note that this represents the maximum award (150%) that could be earned under the scale, which will then be cut back based upon actual performance.

terminated by the Company or any successor entity thereto without Cause, or Grantee resigns his or her employment with Good Reason, all of the unvested Shares deemed payable pursuant to this paragraph 2(c) shall immediately vest and become payable as of the date of such termination of employment.  Unless otherwise defined in Grantee’s employment agreement or other arrangement with the Company, “Cause” and “Good Reason” shall have the meanings ascribed to them below.

“Cause” means (i) Grantee’s willful and continued failure to perform substantially his or her duties with the Company (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness or any such failure subsequent to Grantee’s being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to Grantee by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which Grantee has not performed his or her duties, (ii) Grantee’s willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with Grantee’s duty and station) promptly upon receipt of such written direction.  For the purposes of this definition, no act or failure to act by Grantee shall be considered “willful” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company.  Notwithstanding the foregoing, the Company shall provide Grantee with a reasonable amount of time, after a notice and demand for substantial performance is delivered to Grantee, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter (which shall be no less than thirty (30) days), such failure shall not be deemed to have occurred.

“Good Reason” means, without Grantee’s express written consent, the occurrence of any of the following events: (i) a change in Grantee’s duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of Grantee’s duties, responsibilities or status with the Company (other than a temporary change that results from or relates to Grantee’s incapacitation due to physical or mental illness), (ii) a reduction by the Company in Grantee’s rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time, (iii) any requirement of the Company that Grantee’s office be more than seventy-five (75) miles from Grantee’s then-primary work location, or (iv) any material breach by the Company of any employment agreement between Grantee and the Company.  Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within thirty (30) days after receipt of notice thereof given by Grantee.  Grantee’s right to terminate employment for

Good Reason shall not be affected by Grantee’s incapacities due to mental or physical illness and Grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Grantee must provide notice of termination of employment within ninety (90) days following Grantee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

3.Treatment Upon Separation from Service.

(a)Notwithstanding any other agreement with Grantee to the contrary, if Grantee’s employment terminates by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), a pro rata portion of any unvested Performance Units shall vest and become payable, based the attainment of each Performance Condition as of the end of the Company’s last fiscal quarter ending immediately prior to the fiscal quarter in which the date of death or determination of Disability took place.

(b)[Subject to paragraph 2(c) above and the terms and conditions of any employment agreement between Grantee and the Company, if Grantee’s employment terminates for reason other than for death or Disability, the unvested Shares shall be forfeited.][For CEO only: Subject to paragraph 2(c) above and the terms and conditions of any employment agreement between Grantee and the Company, if Grantee’s employment terminates for reason other than for death or Disability, the Shares shall continue to vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee’s employment not terminated (i.e., performance measured on December 31, 2019).]

4.Period of Restriction.  The number of Shares under the Award that vest shall be based upon the achievement of the Performance Condition for the applicable Performance Period set forth on Exhibit A (such Shares shall be referred to as the “Earned Shares”).  Subject to Grantee’s continued employment with the Company through the end of the Performance Period, the performance-based vesting restrictions set forth in this Award with respect to the Earned Shares shall lapse upon certification by the Committee that the Performance Condition for the applicable Performance Period set forth on Exhibit A has been satisfied (the “Performance Vesting Date”). Upon the Performance Vesting Date, all restrictions applicable to the Earned Shares shall lapse. Unless the vesting of the Shares is accelerated under the circumstances set forth above, if the Performance Condition is not satisfied, then no Shares shall be Earned Shares, and all Shares shall be forfeited. Any Shares subject to the Award that do not become Earned Shares pursuant to this Section 4(a) shall be cancelled and surrendered to the Company without payment of any consideration to Grantee immediately upon the determination of the number of Earned Shares pursuant to Exhibit A (the “Cancelled Shares”).

5.Rights as a Shareholder.  Grantee shall have all rights of a shareholder (including, without limitation, dividends  and voting rights) with respect to the Shares, for record dates occurring on or after the Grant Date and prior to the date any such Shares are forfeited in accordance with this Award, except that any dividends or distributions shall, until such time as the applicable restrictions have lapsed, be deposited with the Company or any holder appointed, (together with a stock power endorsed in blank or other appropriate instrument of transfer for dividends or distributions paid in Shares or other securities with respect to the Shares), or credited to Grantee’s book-entry account, as applicable, and shall be subject to the same restrictions (including, without limitation, the need to satisfy the Performance Condition) as such Shares and otherwise considered to be such Shares for all purposes hereunder.  Grantee shall not have the rights of a shareholder with respect to any Cancelled Shares, and shall not be entitled to receive any dividends or distributions paid with respect to such Cancelled Shares.

6.Withholding Taxes.

(a)All payments or distributions of Earned Shares or with respect thereto shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements (the “Required Tax Payments”). The Company may require Grantee to remit to it an amount sufficient to satisfy such Required Tax Payments prior to delivery of any certificates for such Earned Shares or with respect thereto. In lieu thereof, the Company shall have the right to withhold the number of Earned Shares equal to the amount of such taxes or may withhold such amount from any other amounts (provided such amounts do not constitute deferred compensation within the meaning of Section 409A of the Code) that are due or to become due from such corporation to Grantee as the Company shall determine.

(b)Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of Shares subject to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7.Non-Solicitation.

(a)Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer's business.  Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c)Grantee shall not, while employed by the Company and for a period of two years following Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

(d)Grantee acknowledges that the non-solicitation restrictions set forth in this Section 7 apply whether or not the Shares subject to this Award actually vest.

8.Miscellaneous.

(a)The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of the Earned Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b)Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c)This Award shall be governed in accordance with the laws of the state of Delaware.

(d)This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e)Neither this Award nor the Shares nor any rights hereunder or thereunder may be transferred or assigned by Grantee prior to vesting other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(f)The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Award or the Shares.  This Award and the Shares are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(g)If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his own account for investment, and without the present intention of distributing or selling such Common Stock or any of them. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder.  Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock; any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.  If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(h)If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

Donnelley Financial Solutions, Inc.

By:

Name:  Diane Bielawski

Title:  Chief Human Resources Officer

All of the terms of this Award are accepted as of this ___ day of ______, 2017.

______________________________

Grantee:

EXHIBIT A